Filed Pursuant to Rule 424(b)(7)
                                                                                                                                                               Registration No. 333-136589

PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED AUGUST 14, 2006)

$500,000,000

CAMERON INTERNATIONAL CORPORATION

2.50% Convertible Senior Notes Due 2026

This document supplements our prospectus dated August 14, 2006, as previously supplemented by the prospectus supplements dated September 1, 2006, September 28, 2006 and November 8, 2006 relating to $500,000,000 aggregate principal amount of our 2.50% convertible senior notes due 2026 and the common stock issuable upon conversion of the notes.  You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by the selling securityholders named below to prospective purchasers.  The information in this prospectus supplement supercedes the information set forth under the heading “Selling Securityholders” in the prospectus and the prospectus supplements dated September 1, 2006, September 28, 2006 and November 8, 2006.

Our common stock is traded on the New York Stock Exchange under the symbol “CAM.”  On March 1, 2007, the last reported sale price of our common stock was $56.86 per share.

Investing in the notes and our common stock issuable upon their conversion involves certain risks.  See “Risk Factors” beginning on page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 2, 2007.

_______________________________________________________________________________________________

SELLING SECURITYHOLDERS

              The following table sets forth recent information about the principal amount of notes and the number of shares of common stock issuable upon conversion of the notes that may be offered for each selling securityholder’s account pursuant to this prospectus, in each case to the extent known to us as of the date of this prospectus supplement. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by each holder at the initial conversion rate of 14.1328 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

The information in the following table set forth below supercedes in its entirety the information in the table under the caption “Selling Securityholders” in the accompanying prospectus dated as of August 14, 2006, and the information in the table under the caption “Selling Securityholders” in the prospectus supplements dated September 1, 2006, September 28, 2006, and November 8, 2006.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that May Be Sold(1)	Percentage of Notes Outstanding(2)	Shares of Common Stock Beneficially Owned Before Conversion(3)(4)	Shares of Common Stock That May Be Sold Hereby(3)
ADI Alternative Investments	5,000,000	1.00%	70,664	70,664
ADI Alternative Investments c/o ADI Multistrategies	500,000	*	7,066	7,066
ADI Alternative Investments c/o Axis Pan	1,000,000	*	14,132	14,132
ADI Alternative Investments c/o Kauista Arbitrage Strategies	1,000,000	*	14,132	14,132
ADI Alternative Investments c/o KallistaMasterfund Limited	7,500,000	1.50%	105,996	105,996
ADI Alternative Investments c/o CASAM ADI CB Arbitrage Fund	3,000,000	*	42,398	42,398
Advent Capital
1976 Distribution Trust fbo A.R. Lauder / Zinterhofer	6,000	*	84	84
2000 Revocable Trust fbo A.R. Lauder /Zinterhofer	5,000	*	70	70
Advent Convertible Arb Master Fund	8,938,000	1.79%	126,318	126,318
Advent Multi Strat	127,000	*	1,794	1,794
Alcon Laboratories	427,000	*	6,034	6,034
Arlington County Employees Retirement System	613,000	*	8,663	8,663
British Virgin Islands Social Security Board	142,000	*	2,006	2,006
City University of New York	122,000	*	1,724	1,724
FFVA Mutual Insurance Company	75,000	*	1,059	1,059
Florida Power and Light	575,000	*	8,126	8,126
Georgia Municipal Employee Benefit System	1,750,000	*	24,732	24,732
Governing Board Employees Benefit Plan of the City of Detroit	8,000	*	113	113
Grady Hospital Foundation	117,000	*	1,653	1,653
Healthcare Georgia Foundation	40,000	*	565	565
HFR Convertible Arbitrage Fund	744,000	*	10,514	10,514
Independence Blue Cross (KHPE Advent Convertible)	800,000	*	11,306	11,306
Lyxor Convertible Arbitrage Fund	318,000	*	4,494	4,494
New Orleans Firefighters Pension Relief Fund	71,000	*	1,003	1,003

Occidental Petroleum Corporation	272,000	*	3,844	3,844
Pro Mutual	773,000	*	10,924	10,924
Raytheon Enhanced Fund	4,620,000	*	65,293	65,293
Raytheon Multi Strat Fund	513,000	*	7,250	7,250
Raytheon Phoenix	346,000	*	4,889	4,889
San Francisco Public Employees Retirement Systems	1,213,000	*	17,143	17,143
Starvest Convertible Securities Fund	31,000	*	438	438
The Grable Foundation	84,000	*	1,187	1,187
The Police and Fire Retirement System of the City of Detroit	600,000	*	8,479	8,479
Trustmark Insurance Company	380,000	*	5,370	5,370
Argent Classic Convertible Arbitrage Fund Ltd.	11,800,000	2.36%	166,767	166,767
Argent Funds Group LLC
Argent Classic Convertible Arbitrage Fund II, L.P.	290,000	*	4,098	4,098
Argent Classic Convertible Arbitrage Fund L.P.	1,560,000	*	22,047	22,047
Argent LowLev Convertible Arbitrage Fund LLC	100,000	*	1,413	1,413
Argent LowLev Convertible Arbitrage Fund II LLC	30,000	*	423	423
Class C Trading Company Ltd.	400,000	*	5,653	5,653
Credit Agricole Structured Asset Management	300,000	*	4,239	4,239
HFR CA Global Select Master Trust Account	500,000	*	7,066	7,066
Lyxor Master Fund	690,000	*	9,751	9,751
Partners Group Alternative Strategies PCC LTD	720,000	*	10,175	10,175
Silver Convertible Arbitrage Fund LDC	140,000	*	1,978	1,978
Xavex Convertible Arbitrage 2 Fund	80,000	*	1,130	1,130
Xavex Convertible Arbitrage 10 Fund	670,000	*	9,468	9,468
Argent LowLev Convertible Arbitrage Fund Ltd.	2,590,000	*	36,603	36,603
Argentum Multi-Strategy Fund Ltd.—Classic	180,000	*	2,543	2,543
Aristeia Capital
Aristeia International Limited	4,400,000	*	62,184	62,184
Aristeia Partners LP	600,000	*	8,479	8,479
Arpeggio Fund	7,000,000	1.40%	98,929	98,929
Aviva Life Insurance Co.	2,000,000	*	28,265	28,265
Bancroft Fund Ltd.	1,000,000	*	14,132	14,132
CC Arbitrage Ltd.	4,000,000	*	56,531	56,531
CIBC World Markets Corp	240,000	*	3,391	3,391
CNH CA Master Account, L.P.	5,000,000	1.00%	70,664	70,664
CQS Convertible and Quantitative Strategies Master Fund Limited	13,500,000	2.70%	190,792	190,792
CSV Fund	4,700,000	*	66,424	66,424
Calamos Investments
City of Knoxville Pension System	270,000	*	3,815	3,815
Greek Catholic Union of the USA	80,000	*	1,130	1,130
Oakwood Assurance Company Ltd.	46,000	*	650	650
Oakwood Healthcare Inc. - OHP	13,000	*	183	183
Oakwood Healthcare Inc. Endowment / A & D	11,000	*	155	155
Oakwood Healthcare Inc. Funded Depreciation	115,000	*	1,625	1,625
Oakwood Healthcare Inc. Pension	210,000	*	2,967	2,967

SCI Endowment Care Common Trust Fund - National Fiduciary Services	190,000	*	2,685	2,685
SCI Endowment Care Common Trust Fund - SunTrust Bank	76,000	*	1,074	1,074
SCI Endowment Care Common Trust Fund - Wachovia Bank, NA	39,000	*	551	551
The California Wellness Foundation	490,000	*	6,925	6,925
United Food and Commercial Workers Local 1262 and Employers Pension Fund	240,000	*	3,391	3,391
Capital Works Investment Partners	750,000	*	10,599	10,599
Citigroup Global Markets Inc.	10,000,000	2.00%	141,328	141,328
Continental Assurance Company—on behalf of its separate account (E)	2,000,000	*	28,265	28,265
Credit Suisse Securities, LLC	18,000,000	3.60%	254,390	254,390
DBAG London	84,506,000	16.90%	1,194,306	1,194,306
Ellsworth Fund Ltd.	1,000,000	*	14,132	14,132
Fore Convertible Master Fund, Ltd.	21,061,000	4.21%	297,650	297,650
Fore ERISA Fund, Ltd.	1,939,000	*	27,403	27,403
Forest Global Convertible Fund, Ltd., Class A-S	12,591,000	2.52%	177,946	177,946
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	541,000	*	7,645	7,645
Froley Revy Investment Company Inc.
Arkansas PERS	1,925,000	*	27,205	27,205
Astrazeneca Holdings Pension	250,000	*	3,533	3,533
Attorney’s Title Insurance Fund	325,000	*	4,593	4,593
Boilermakers Blacksmith Pension Trust	4,095,000	*	57,873	57,873
Delaware PERS	1,315,000	*	18,584	18,584
Delta Airlines Master Trust	760,000	*	10,740	10,740
FPL Group Employees Pension Plan	945,000	*	13,355	13,355
Froley Revy Alternative Strategies	500,000	*	7,066	7,066
ICI American Holdings Trust	425,000	*	6,006	6,006
Nuveen Preferred & Convertible Fund JQC	8,950,000	1.79%	126,488	126,488
Nuveen Preferred & Convertible Income Fund JPC	6,350,000	1.27%	89,743	89,743
Prudential Insurance Co. of America	110,000	*	1,554	1,554
State of Oregon Equity	5,475,000	1.10%	77,377	77,377
Syngenta AG	160,000	*	2,261	2,261
GLG Market Neutral Fund	20,000,000	4.00%	282,656	282,656
Goldman Sachs & Co.	9,235,000	1.85%	130,516	130,516
Global Convertible Opportunities Fund	2,000,000	*	28,265	28,265
HFR CA Global Opportunity Master Trust	5,614,000	1.12%	79,341	79,341
HFR RVA Select Performance Master Trust	814,000	*	11,504	11,504
Highbridge International LLC	22,500,000	4.50%	317,988	317,988
IMF Converts	10,300,000	2.06%	145,567	145,567
Institutional Benchmarks Master Fund Ltd.	2,616,000	*	36,971	36,971
Jeffries (Switzerland) Ltd. Asset Management
Beantenuersicherlingskasse Des Kantons Zurich	5,400,000	1.08%	76,317	76,317
Bernische Leheruersicherungs Kasse	1,500,000	*	21,199	21,199
Du-Pronea	400,000	*	5,653	5,653
Genini Sammelstiftung Zur Porderung Der Personalvorsorge	600,000	*	8,479	8,479
Jeffries Umbrella Fund Global Convertible Bonds	6,200,000	1.24%	87,623	87,623
Pension Kasse Der Rockwell Automation AG	200,000	*	2,826	2,826
Pensionkasse Der Antalis AG	100,000	*	1,413	1,413

Pensionkasse Der Lonza AG	300,000	*	4,239	4,239
Pensionkasse Huntsman	200,000	*	2,826	2,826
Zurich Institutional Funds Wandelanleihen Global	1,600,000	*	22,612	22,612
Jeffries Umbrella Global Convertible Bond	700,000	*	9,892	9,892
JPMorgan Securities Inc.	300,000	*	4,239	4,239
KBC Alternative Investment Management Limited
KBC Convertibles MAC 28 Limited	600,000	*	8,479	8,479
KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund, SPC	1,200,000	*	16,959	16,959
Rhythm Fund, LTD	1,200,000	*	16,959	16,959
KBC Financial Products USA Inc.	3,000,000	*	42,398	42,398
LLT Limited	2,827,000	*	39,953	39,953
Lehman Brothers Inc.	8,500,000	1.70%	120,128	120,128
Lydian Global Opportunities Master Fund LTD	5,000,000	1.00%	70,664	70,664
Lydian Overseas Partners Master Fund LTD	27,500,000	5.50%	388,652	388,652
Lyxor / Forest Fund Limited	9,997,000	2.00%	141,285	141,285
Magnetar Capital Master Fund, Ltd.	3,500,000	*	49,464	49,464
Nomura Securities International, Inc.	12,500,000	2.50%	176,660	176,660
Nicholas Applegate Capital Management LLC
Amerisure Mutual Insurance Company	620,000	*	8,762	8,762
Innovest Finanzdienstle	2,680,000	*	37,875	37,875
NFJ, DIV, INT & Prem Strategy	1,500,000	*	21,199	21,199
Old Lane Cayman Master Fund LP	25,093,000	5.02%	354,634	354,634
Old Lane HMA Master Fund LP	6,762,000	1.35%	95,565	95,565
Old Lane US Master Fund LP	8,935,000	1.79%	126,276	126,276
Performa Research & Portfolio Management
Alembic Ltd.	73,000	*	1,031	1,031
Captive Investors Fund	911,000	*	12,874	12,874
Performa International Convertible Bond Fund Ltd.	2,328,000	*	32,901	32,901
Tricor Re Investment Fund Ltd.	188,000	*	2,656	2,656
Polygon Global Opportunities Master Fund	10,000,000	2.00%	141,328	141,328
Quattro Fund Ltd.	5,460,000	1.09%	77,165	77,165
Institutional Benchmark Series Limited in Respect of Electra Series	390,000	*	5,511	5,511
Partners Group Alternative Strategies PLC Limited, Red Delta Call	450,000	*	6,359	6,359
Quattro Multistrategy Masterfund, LP	700,000	*	9,892	9,892
QVT Fund LP	42,833,000	8.57%	605,350	605,350
Rhapsody Fund	13,000,000	2.60%	183,726	183,726
Ritchie Capital Structure Arbitrage Trading Ltd.	4,000,000	*	56,531	56,531
Steelhead Pathfinder Master, LP	1,000,000	*	14,132	14,132
Tempo Master Fund LP	10,000,000	2.00%	141,328	141,328
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	11,012,000	2.20%	155,630	155,630
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited	1,488,000	*	21,029	21,029
UBS Securities LLC	9,980,000	2.00%	141,045	141,045
Vicis Capital Master Fund	10,000,000	2.00%	141,328	141,328
Waterstone Market Neutral MAC 51, Ltd.	2,623,000	*	37,070	37,070
Waterstone Market Neutral Master Fund, Ltd.	4,877,000	*	68,925	68,925

(*)                                 Less than 1%.

(1)                                  This prospectus may be used for the resale of a maximum of $500 million principal amount of notes. However, the information provided to us by the selling securityholders listed in this table indicates that the selling securityholders beneficially own more than $500 million aggregate principal amount of the notes. Although we make no representation as to the reasons for this inconsistency, we believe it is due to transactions in the notes since the dates the respective selling securityholders provided information to us.

(2)                                  The percentage of notes outstanding is based on the $500 million principal amount of notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(3)                                  Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 14.1328 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The conversion rate is subject to adjustment as described under “Description of the Notes—Conversion of Notes.” No holder of notes would beneficially own 1% or more of the issued and outstanding common stock upon conversion of its notes assuming a conversion rate of 14.1328 shares of common stock per $1,000 principal amount of notes.

(4)                                  Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 14.1328 shares per $1,000 principal amount of the notes.

        Information concerning other selling securityholders of the notes will be set forth in additional prospectus supplements from time to time, if and when necessary. Additional selling securityholders not named in this prospectus supplement will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part. Successors of identified selling securityholders, including without limitation their transferees, pledgees and donees or their successors, will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment.

           The above table has been prepared based upon information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their notes in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided us information. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The selling securityholders may offer some or all of their notes or common stock pursuant to the offering contemplated by this prospectus. Additionally, the conversion ratio of the notes is subject to adjustment and, therefore, the number of shares of common stock issuable upon conversion of the notes may increase or decrease. Accordingly, we cannot give an estimate as to the amount of the notes or common stock issuable upon conversion of the notes that will be held by the selling securityholders upon the termination of this offering.